Exhibit 99.1

EndoChoice® Announces Debt Refinancing

Move Strengthens Cash Position, Expands Borrowing

Capacity and Reduces Cost of Debt

Alpharetta, GA., June 30, 2015 /PRNewswire/ — EndoChoice Holdings, Inc. (NYSE: GI) announced today that it has completed the refinancing of its outstanding debt and closed on a new $58 million senior secured credit facility with Midcap Financial and Silicon Valley Bank. The new facility consists of a $43 million term loan and a $15 million revolving line of credit. In addition to increasing the overall size of EndoChoice’s borrowing availability the new facility lowers the cost of the Company’s debt and conserves cash during the first three years.

“This financing, along with the proceeds from our recent IPO, strengthens our cash position and secures the availability of capital resources into 2019 as we drive the ongoing global commercial launch of Fuse® and expand our platform of GI products and services,” said David N. Gill, Chief Financial Officer of EndoChoice. “We also see this new facility as a positive, non-dilutive way to lower our overall cost of capital. We are pleased to partner with MidCap Financial and Silicon Valley Bank and thank them for their confidence in our business.”

The facility has a term of 60 months with interest-only payments during the first 30 months. The interest rate on the term loan is fixed at 9.5% while borrowings under the revolving line of credit will bear interest at Libor plus 5.25%. In connection with the payoff of the previous facility, a charge of approximately $2.3 million will be recorded in the second quarter of 2015 for prepayment fees and end of term fees, as well as the write-off of deferred financing costs and debt discounts.

Additional details regarding this transaction will be made available in a Current Report on Form 8-K to be filed by EndoChoice with the Securities and Exchange Commission.

About EndoChoice:

Based near Atlanta, EndoChoice (NYSE: GI) is a medtech company focused on the manufacturing and commercialization of platform technologies including endoscopic imaging systems, devices and infection control products and pathology services for specialists screening, diagnosing and treating a wide range of gastrointestinal conditions, including colon cancer. EndoChoice leverages its direct sales organization to serve more than 2,500 customers in the United States and works with distribution partners in 25 countries. The Company was founded in 2008 and has rapidly developed a broad and innovative product portfolio, which includes the Full Spectrum Endoscopy System (Fuse®). EndoChoice, Fuse, and Full Spectrum Endoscopy are registered trademarks of EndoChoice Holdings, Inc.

About MidCap Financial:

MidCap Financial is a middle market-focused, specialty finance firm that provides senior debt solutions to businesses across all industries. The firm’s years of experience, strong balance sheet, and flexibility make it a lender of choice for companies across all stages of growth and complexity. MidCap Financial refers to MidCap FinCo Limited, a private limited company domiciled in Ireland, and its subsidiaries. MidCap Financial is managed by Apollo Capital Management, L.P., a subsidiary of Apollo Global Management, LLC (NYSE:APO). Apollo Global Management is one of the world’s leading alternative investment managers with approximately $163 billion of assets under management (as of March 31, 2015), providing market leading industry expertise, market reach, and financing synergies. Additional information about MidCap Financial can be found at: www.midcapfinancial.com.

About Silicon Valley Bank:

For more than 30 years, Silicon Valley Bank (SVB) has helped innovative companies and their investors move bold ideas forward, fast. SVB provides targeted financial services and expertise through its offices in innovation centers around the world. With commercial, international and private banking services, SVB helps address the unique needs of innovators. Forbes named SVB one of America’s best banks (2015) and one of America’s best-managed companies (2014). Learn more at svb.com.

Silicon Valley Bank is the California bank subsidiary and commercial banking operation of SVB Financial Group (Nasdaq: SIVB), and a member of the FDIC. Silicon Valley Bank and SVB Financial Group are members of the Federal Reserve System.

Forward Looking Statements

This press release contains forward looking statements, including statements about our expected future liquidity and capital resources and our overall cost of capital. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on any forward-looking statements in this press release. Factors that could affect these statements include, but are not limited to, general economic, market, or business conditions; the opportunities that may be presented to and pursued by the Company; conditions in the medical technology industry; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the ability to successfully commercilaize our proudcts, including Fuse®; competition from new or existing competitors; and other risks described from time to time in EndoChoice’s filings with the Securities and Exchange Commission (“SEC”) (including the prospectus filed by EndoChoice with the SEC on June 5, 2015). Except as required by law, we disclaim any obligation to update any forward looking statements for any reason after the date of this presentation.

Company Contact:

David Gill, Chief Financial Officer

david.gill@endochoice.com

678-585-1040

Investor Contacts:

Nick Laudico or Zack Kubow

The Ruth Group

646-536-7030 / 7020

nlaudico@theruthgroup.com

zkubow@theruthgroup.com